Exhibit 10.2

WILLIS TOWERS WATSON

SEVERANCE AND CHANGE IN CONTROL PAY PLAN FOR NON-U.S. EXECUTIVES

(Adopted March 8, 2020)

The purpose of the Willis Towers Watson Public Limited Company Severance and Change in Control Pay Plan for Non-U.S. Executives, as amended from time to time (the “Plan”), is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated.

ARTICLE I

DEFINITIONS

Section 1.01 As used in this Plan, the following terms shall have the respective meanings set forth below:

(a) “409A CIC” shall have the meaning ascribed to such term in Section 4.04 of the Plan.

(b) “Accountants” shall have the meaning ascribed to such term in Section 6.04 of the Plan.

(c) “AFR” shall have the meaning ascribed to such term in Section 6.05 of the Plan.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of WTW.

(f) “Bonus” means the annual bonuses payable pursuant to the Company’s Annual Incentive Plan or such other plan that provides for the payment of annual incentive bonuses as may be, from time to time, authorized by the Board or the Compensation Committee.

(g) “Cause” means: the Participant’s (i) gross or chronic neglect or negligence in the performance of the Participant’s employment duties with respect to the Company or its Subsidiaries having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Participant’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct in connection with the Participant’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Participant to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) breach of any of the Participant’s restrictive covenants and other obligations as provided in the Participant’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Participant and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Participant’s receipt of such notice.

(h) “Change in Control” means:

(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or

(ii) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (A) nominated by the Board nor (B) appointed by members of the Board so nominated; or

(iii) the consummation of a sale or other disposition of all or substantially all of WTW’s assets in any single transaction or series of related transactions.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (x) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the WTW or its Subsidiaries (including where WTW is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not WTW remains in existence following such transaction) and (y) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of WTW immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of WTW.

(i) “CIC Period” means the period of time beginning on the date that is six (6) months prior to a Change in Control and ending on the date that is twenty-four (24) months following such Change in Control.

(j) “Code” means the Internal Revenue Code of 1986, as amended (references to the Code and provisions that include such Code Section references shall apply only to the extent a Participant is subject to taxation in the United States or a political subdivision thereof.).

(k) “Company” means WTW or, if different, the employing entity.

(l) “Company Change” means any merger, consolidation or corporate reorganization of WTW or the Company, including, for the avoidance of any doubt, a Change in Control.

(m) “Compensation Committee” means the Compensation Committee of the Board.

(n) “Date of Termination” means the date on which a Participant’s employment by the Company and its Subsidiaries terminates.

(o) “Dodd – Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p) “Eligible Executive” means an employee of the Company or any Subsidiary who is considered a Section 16 officer within the meaning of the Exchange Act.

(q) “EIP” means the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(t) “Good Reason” means that one or more of the following events has occurred without the Participant’s written consent: (i) a material adverse diminution in the Participant’s position, authority or responsibilities or the assignment to Participant of duties or responsibilities which are materially inconsistent with the Participant’s position; provided, that, a material diminution in the foregoing shall not be deemed to have occurred solely as a result of the occurrence of a Change in Control or WTW ceasing to be a public company, so long as the position, authority or responsibilities of the Participant with WTW (or the Subsidiary employing the Participant) (the “Employer”) or any successor is not otherwise materially diminished, (ii) a material reduction in the Participant’s monthly base salary or target annual incentive plan percentage; or (iii) the Participant is required to relocate the Participant’s office outside a radius of fifty (50) miles from the Participant’s current office location. The Participant may not resign or otherwise terminate the Participant’s employment for any reason set forth above as Good Reason unless the Participant first notifies the Employer in writing describing such Good Reason within ninety (90) days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within thirty (30) days of the Participant’s written notice of such Good Reason, and the Participant actually terminates employment within ninety (90) days following the expiration of the Employer’s 30-day cure period described above.

(u) “Involuntary Termination” means a termination of the Participant’s employment by the Company other than for Cause and other than as a result of the Participant’s death or permanent disability.

(v) “LTI Award” means an award covering the Ordinary Shares granted under the EIP.

(w) “LTI Award Agreement” means the form of award agreement evidencing, and governing the terms of, an LTI Award.

(x) “Non-CIC Period” means the period prior to or following a CIC Period.

(y) “Nonqualifying Termination” means a termination of the Participant’s employment other than a Qualifying Termination.

(z) “Notification Letter” shall have the meaning ascribed to such term in Section 2.01 of the Plan.

(aa) “Ordinary Shares” means the ordinary shares of WTW, with a nominal value of $0.000304635 per Share.

(bb) “Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Compensation Committee as specified herein.

(cc) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) WTW, the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of WTW or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of WTW in substantially the same proportions as their ownership of shares of WTW.

(dd) “Plan Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any Person to whom the Plan Administrator has delegated, in writing, any authority or responsibility with respect to the Plan, but only to the extent of such delegation.

(ee) “Qualifying Termination” means (i) an Involuntary Termination, or (ii) a termination of the Participant’s employment as a result of a resignation by the Employee for Good Reason.

(ff) “Recoupment Rules” means WTW’s Compensation Recoupment Policy, as amended from time to time, or the rules or regulations promulgated under the Dodd-Frank Act or by any stock exchange on which WTW’s securities are listed.

(gg) “Release” means the form of waiver and release of claims that is provided by the Plan Administrator.

(hh) “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(ii) “Subsidiary” means any corporation or other entity in which WTW, or the Company, as applicable, has a direct or indirect ownership interest of fifty (50)% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(jj) “Target Bonus Amount” means, with respect to any Year, the Participant’s target Bonus for such Year based upon the Company’s forecasted operational plan.

(kk) “WTW” the Willis Towers Watson Public Limited Company, a corporation organized under the laws of Ireland, and any successor corporation thereto.

(ll) “Year” means the fiscal year of the Company.

ARTICLE II

PARTICIPATION

Section 2.01 Participation in the Plan. The Compensation Committee may designate any Eligible Executive to be a Participant. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Compensation Committee or the Company (a “Notification Letter”). Participation in the Plan shall be determined in the Compensation Committee’s sole discretion. Each Eligible Executive shall become a Participant on the date the Eligible Executive signs and properly returns the Notification Letter. Participation in the Plan means that the severance payments and benefits under the Plan supersede and replace any previously offered or agreed payments or benefits (including non-monetary) in the nature of severance, howsoever arising. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) a Nonqualifying Termination and (ii) the completion of the delivery of all benefits under the Plan following the termination of his or her employment under circumstances giving rise to a right to such benefits.

Section 2.02 Benefits Eligibility. A Participant shall become entitled to benefits under the Plan in the event he or she experiences a Qualifying Termination, provided that all of the conditions set forth in Section 2.03 are satisfied in the case of a Qualifying Termination, and provided further that any benefits or severance entitlements provided to a Participant under this Plan shall be offset as contemplated under Section 2.05.

Section 2.03 Conditions.

(a) As a condition precedent to entitlement of each Participant to benefits under Section 3.01(b) of the Plan, the Participant agrees to each of the following:

(i) The Participant shall have executed, within fifteen (15) days following the Participant’s Date of Termination, a Release;

(ii) The Participant agrees to execute a resignation letter stating that effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participant resigns as any officer or director position with the Company or any of its Subsidiaries of which he or she is a member and/or to which he or she has been appointed;

(iii) The Participant shall return to the Company all property of the Company (or Subsidiary) in the possession of the Participant (or of a person controlled by the Participant); and

(iv) The Participant shall reasonably cooperate with the Company to complete the transition of matters with which the Participant is familiar or responsible to other executives or employees and to make himself or herself reasonably available to answer questions or assist in matters which may require attention after the Participant’s Date of Termination.

(v) The Participant shall have executed, as of the date participation in this Plan by the Participant becomes effective, a consent in the form provided by the Company pursuant to which the Participant shall acknowledge and agree to waive any and all rights to any severance payments or benefits to which the Participant may be entitled to under any other agreement, policy or other arrangements other than as contemplated in this Plan and to offset the severance benefits payable under the Plan by any severance benefits payable under any statute or other law.

(b) As a condition precedent to entitlement of each Participant to benefits under Sections 3.02(b) and (c) of the Plan, the Participant agrees to complete the requirements of Section 2.03(a)(ii)-(iv) above.

Section 2.04 A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and, except as provided in Section 3.01(c), no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

Section 2.05 The severance payments and benefits under the Plan to a Participant are intended to constitute the exclusive payments and benefits in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment and to supersede any previously offered or agreed payments or benefits (including non-monetary) in the nature of severance, howsoever arising. Without limiting any of the foregoing, the severance payments and benefits under the Plan shall be in lieu of (or offset by) severance benefits or entitlements, termination indemnities, pay in lieu of notice, or the like provided under any of the Participant’s other agreements, plans, practices or arrangements with the Company or a Subsidiary. The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any statute or other law. Any reductions in payments or benefits shall be made in a manner that complies with Section 409A of the Code. For the avoidance of doubt, there shall be no duplication of benefits under the Plan or otherwise.

ARTICLE III

TERMINATION BENEFITS

Section 3.01 Involuntary Termination During Non-CIC Period. If, during a Non-CIC Period, the employment of a Participant terminates as a result of an Involuntary Termination, then, subject to the terms of the Plan, the Participant shall be entitled to the following (which, to the extent payable directly to the Participant, shall be payable in accordance with Article IV):

(a) The payment of (A) the Participant’s earned and unpaid base salary and contractual benefits from the Company and its Subsidiaries through the Date of Termination, (B) any outstanding Bonus for which (i) the performance period applicable to the Bonus has been completed, (ii) the Compensation Committee has determined on or prior to the Date of Termination that the payment for the Bonus is due and owing and (iii) the Bonus is otherwise payable in accordance with the provisions of the plan governing the Bonus, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b) an amount equal to the sum of (A) twelve (12) months of base salary calculated using the Participant’s base salary as of the Date of Termination, and (B) Participant’s Target Bonus Amount for the Year in which the Participant’s Date of Termination occurs, to be paid in twelve (12) equal monthly installments in accordance with Article IV; and

(c) the Participant shall be entitled to such benefits under his or her outstanding LTI Awards as may be provided under the applicable LTI Award Agreement.

Section 3.02 Qualifying Termination During CIC Period. If, during the CIC Period, the employment of the Participant terminates as a result of Qualifying Termination, then, subject to the terms of the Plan, the Participant shall be entitled to the following (which, to the extent payable directly to the Participant, shall be payable in accordance with Article IV):

(a) The payment of (A) the Participant’s earned and unpaid base salary and contractual benefits from the Company and its Subsidiaries through the Date of Termination, (B) any outstanding Bonus for which (i) the performance period applicable to the Bonus has been completed, (ii) the Compensation Committee has determined on or prior to the Date of Termination that the payment for the Bonus is due and owing and (iii) the Bonus is otherwise payable in accordance with the provisions of the plan governing the Bonus, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b) a pro-rata portion of the Bonus payable for the Year in which the Date of Termination occurs, calculated by multiplying the amount of the Bonus that is determined to be payable based on the actual attainment level, by a fraction, the numerator of which is the number of months the Participant was employed during the Year in which the Date of Termination occurs and the denominator of which is 12;

(c) a lump-sum cash amount equal to the sum of (A) twenty-four (24) months of base salary calculated using the Participant’s highest monthly rate of base salary during the twelve (12) month period immediately preceding the Date of Termination, or if greater, immediately preceding the Change in Control in the case of a Qualifying Termination occurring on a date that follows a Change in Control, and (B) two (2) times the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs, or if greater, for the Year in which the Change in Control occurs in the case of a Qualifying Termination occurring on a date that follows a Change in Control, provided that the amount contemplated under this Section 3.02(c) shall be reduced by any amounts payable under Section 3.01(b); and

(d) the Participant shall be entitled to such benefits under his or her outstanding LTI Awards as may be provided under the applicable LTI Award Agreement.

ARTICLE IV

FORM AND TIME OF PAYMENT

Section 4.01 The payments and amounts contemplated under Sections 3.01(a) and 3.02(a) shall be made as of the Date of Termination.

Section 4.02 The monthly installments contemplated under Section 3.01(b) shall begin on the sixtieth (60th) day after the Participant’s Date of Termination, provided that the Participant shall have executed the Release and the revocation period will have expired within such sixty (60) day period.

Section 4.03 The payment contemplated under Section 3.02(b) shall be made at the time that such Bonuses are generally payable to all participants and in any event prior to March 15th of the calendar year following the end of the Year in which the Date of Termination occurs.

Section 4.04 The lump sum payment contemplated under Section 3.02(c) shall be made on the sixtieth (60th) day after the later of the Participant’s Date of Termination and the date of the Change in Control. Notwithstanding the foregoing, if the amount contemplated under Section 3.02(c) constitutes deferred compensation subject to Section 409A of the Code, then if the (i) Change in Control does not constitute a “change in control event” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code (a “409A CIC”), the amount contemplated under Section 3.02(c) shall instead be paid (or continue to be paid, as applicable) in installments in accordance with Section 4.02 (with the amount of installments that continue to be paid upon a Change in Control where installments have already commenced pursuant to Section 3.01(b) increased in equal amounts to reflect the amount payable under Section 3.02(c)); or (ii) Date of Termination occurs prior to a Change in Control and the Change in Control constitutes a 409A CIC, then the amount contemplated under Section 3.02(c) shall be paid in accordance with the first sentence of this Section 4.04, but it shall be reduced by the aggregate amount payable pursuant to Section 3.01(b) and the amounts payable pursuant to Section 3.01(b) will continue be paid in accordance with Section 4.02.

Section 4.05 Anything in this Plan to the contrary notwithstanding, no amount payable on a date or within a period that is by reference to a Participant’s termination of employment under Article III hereof that is nonqualified deferred compensation subject to Section 409A of the Code shall be paid unless the Participant experiences a Separation from Service, and if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), shall instead be paid with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, to the Participant on the first business day that immediately follows the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

ARTICLE V

AMENDMENT OF PLAN

Section 5.01 This Plan may be amended at the sole discretion of the Board or Compensation Committee, provided that the Board, or Compensation Committee, as applicable, shall provide written notice to the Participant no less than one year prior to any amendment that materially and adversely impacts the right of a Participant under the Plan, and provided further that the Plan shall not be amended once WTW enters into a definite binding agreement, the consummation of which would result in the occurrence of a Change in Control.

ARTICLE VI

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE

Section 6.01 In the event that the benefits provided for in this Plan (together with any other benefits or amounts payable or provided to a Participant) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Article VI be subject to the Excise Tax, then the Participant’s benefits under this Plan (together with any other benefits or amounts payable or provided to such Participant) shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced, in accordance with Section 6.02 hereof, so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A.

Section 6.02 Any reduction in the Participant’s benefits under this Plan and/or otherwise payable or provided to such Participant shall be made as follows:

(a) first, payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first;

(b) second, payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable or deliverable last reduced first;

(c) third, payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24);

(d) fourth, payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and

(e) fifth, all other non-cash benefits will be reduced pro-rata.

Section 6.03 In each case, the amounts of the payments and benefits shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the reductions contemplated under Section 6.01.

Section 6.04 Unless WTW and the Participant otherwise agree in writing, all determinations required to be made under this Article VI, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to WTW and the Participant by the independent public accountants or other independent advisors selected by WTW that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and WTW. All fees and expenses of the Accountants shall be borne solely by WTW, and WTW shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. WTW and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article VI.

Section 6.05 As expressly permitted by Q/A #32 of the Treasury Regulations under Code Section 280G, with respect to performing any present value calculations that are required in connection with this Article VI, the Participant and WTW each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01 The Plan Administrator will administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

Section 7.02 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

Section 7.03 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 7.04 Following the occurrence of a Change in Control, WTW may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided, however, if any such individual ceases to be affiliated with WTW, WTW may appoint another individual or individuals as Plan Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who (a) were officers of WTW immediately prior to the Change in Control, (b) were directors of WTW immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control or (c) were selected or approved in writing by an officer or director described in clause (a) or (b).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Section 8.02 Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries; provided, however, that notwithstanding anything herein to the contrary, any termination of the Participant’s employment shall be subject to all of the benefit and payment provisions of this Plan.

Section 8.03 Successors’ Binding Obligation.

(a) This Plan shall not be terminated by any Company Change or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b) The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Company Change or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated in connection with a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Company Change or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Participant may terminate employment for Good Reason on or following such date.

(c) The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Section 8.04 Compensation Recoupment. Pursuant to the Dodd-Frank Act, the benefits provided for in this Plan shall not be deemed fully earned or vested, even if paid or distributed to the Participant, if the amount payable under Article III or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by WTW pursuant to the provisions of the Dodd-Frank Act and any Recoupment Rules. In addition, the Participant hereby acknowledges that this Plan may be amended as necessary and/or shall be subject to any recoupment policies adopted by WTW to comply with the requirements and/or limitations under the Dodd-Frank Act and any Recoupment Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) WTW to revoke, recover and/or clawback the benefits provided herein.

Section 8.05 Notice.

(a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company

If to the Company:

Willis Towers Watson Public Limited Company

c/o Office of the General Counsel

200 Liberty Street, 7th Floor

New York, NY 10281

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b) A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated and (iii) specify the Date of Termination. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 8.06 Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

Section 8.07 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the jurisdiction in which the Participant is regularly payrolled without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

Section 8.08 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 8.09 Limitations on Assignment. Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no third party creditors of an Eligible Executive will have any right or interest in any Eligible Executive’s rights or interests under the Plan. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs or dies after accruing benefit rights under the Plan, payment may be made directly to his or her legal guardian or personal representative, executor or estate administrator, as the case may be.

Section 8.10 Code Section 409A. It is intended that this Plan shall comply with the provisions of Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with this intent. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan to ensure that all payments are made in a manner that complies with Section 409A of the Code (including, without limitation, the avoidance of penalties thereunder) to the extent permitted under Section 409A of the Code; provided, however, that the Company is under no obligation to make such amendment or modification and makes no representations that the payments hereunder will be exempt from any penalties that may apply under Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Plan. Nothing in this Plan shall provide a basis for any person to take action against the Company or any affiliate thereof based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

Section 8.11 Unfunded Plan. The Plan will not be required to be funded unless such funding is authorized by the Board in its sole discretion. Regardless of whether the Plan is funded, no Eligible Executive will have any right to, or interest in, any assets of WTW or the Company which may be applied by WTW or the Company, as applicable, to the payment of benefits or other rights under this Plan.